Exhibit 99.1

Investor Relations Contact: Brian Ritchie - FD 212-850-5683 brian.ritchie@fd.com

Corporate Communications Contact:
John Procter – Gibraltar Associates
202-879-5808
jprocter@gibraltar-llc.com

Press Release

INSMED ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

RICHMOND, VA. May 8, 2008—Insmed Inc. (Nasdaq CM: INSM), a developer of follow-on biologics (FOB) and biopharmaceuticals, today reported results for the first quarter ended March 31, 2008.

Recent Company Highlights

•	Follow-on Biologics Program

¡

Received regulatory approval from the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) to initiate a clinical trial for Insmed’s most advanced FOB candidate, INS-19 (Granulocyte Colony Stimulating Factor or G-CSF) a FOB of the FDA-approved product Neupogen®, which had U.S. sales of approximately $0.9 billion in 2007;

¡

Received and completed questionnaire from the Chairman and Ranking Member of the U.S. House of Representatives’ Subcommittee on Health on the possible development of legislation to establish a (FOB) regulatory pathway and;

¡

Participated in two FOB-focused events: the Center for Business Intelligence’s “Evaluate the Legislative, Economic and Scientific Implications of the Industry Debate on: Biosimilars and Follow-On Biologics”, and the American Enterprise Institute Follow-On Biologics Program.

•	IPLEX™

¡

All sites have been initiated, received Investigational Review Board approvals and are actively recruiting trial participants in the Phase 2 clinical trial for IPLEX™ in Myotonic Muscular Dystrophy (“MMD”). The trial presently has 50% of the required 60 patients enrolled and:

¡

Received $2.3 million in cost recovery revenue in first quarter related to the expanded access program (“EAP”) for IPLEX™ in Italy to treat patients with Amyotrophic Lateral Sclerosis (“ALS”), also known as Lou Gehrig’s Disease. The EAP currently includes 20 physicians and approximately 90 subjects have enrolled.

“We continue to be pleased with the progress achieved in both our FOB and IPLEX™ programs,” said Geoff Allen, President and CEO of Insmed. “We are aggressively pursuing a partner for our FOB program and continue to advance the development of IPLEX™ in MMD and ALS in these potentially significant markets”

Revenues for the first quarter ended March 31, 2008 were $2.3 million, up from $1.7 million for the corresponding period in 2007. The increase was primarily attributable to a $1.6 million improvement in cost recovery from our EAP to treat patients with ALS in Italy. This was partially offset by the revenues lost from our withdrawal of IPLEX™ in the short stature market pursuant to the terms of our March 2007 Settlement Agreement with Genentech Inc. and Tercica Inc., and the absence of license income from our agreement with Napo Pharmaceuticals Inc., (“Napo”) from which we received a milestone payment in the first quarter of 2007.

The net loss for the first quarter of 2008 was $4.9 million or $0.04 per share, compared with a net loss of $10.3 million or $0.10 per share in the first quarter of 2007. This $5.4 million improvement was primarily attributable to the $0.6 million increase in revenues noted above and a $4.9 million reduction in total expenses.

The $4.9 million total reduction in expenses was due to a $3.9 million decline in selling, general and administrative expenses (“SG&A Expenses”), a $0.9 million decrease in research and development expenses (“R&D Expenses”), and the elimination of $576,000 cost of goods sold, which was partially offset by a $392,000 non-cash loss on investments.

The reduction in SG&A Expenses was due primarily to the elimination of litigation expenses following the March 2007 settlement and the removal of commercial expenses associated with our business restructuring plan. The elimination of the cost of goods sold resulted from our withdrawal of IPLEX™ from the short stature market. The lower R&D Expenses reflected the reduced operating costs at our manufacturing facility located in Boulder, Colorado as we streamlined the facility to support our clinical activities following the withdrawal of IPLEX™ from the commercial short stature market. The realized loss on investments arises from the write-down of our investment in Napo. This investment, which was funded by a milestone payment from Napo, was recorded as part of our agreement with Napo in 2007.

Interest income in the first quarter of 2008 at $279,000 was slightly below the $301,000 earned in the same period of 2007 and was primarily due to the lower interest rate environment. Interest expense increased to $354,000 in the most recent period from $151,000 during the corresponding period of 2007. The reduction was due to an increase in the debt discount amortization resulting from the quarterly payment of our 2005 convertible notes which began in March 2008.

As of March 31, 2008, we had total cash, cash equivalents and short-term investments on hand of $12.0 million, compared to $16.5 million on hand as of December 31, 2007. The $4.5 million decrease in cash, cash equivalents and short-term investments primarily reflects the use of $3.9 million for operating activities and a $553,000 principal repayment of our 2005 convertible notes which began on March 1, 2008.

Conference Call

To participate in today’s 8:30 AM ET live conference call, please dial 888-680-0879 (U.S. callers) or 617-213-4856 (international callers), and provide passcode 36651483. A live webcast of the call will also be available at:

http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=1833642.

Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days beginning today at 10:30 AM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), using passcode 13315852.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow on biologics market may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED

Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited) March 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,030	$16,479
Accounts receivable, net	327	250
Prepaid expenses	110	244

Total current assets	12,467	16,973

Long-term assets:
Restricted cash —long term	2,095	2,095
Investments	108	258
Deferred financing costs, net	142	170
Property and equipment, net	—	4

Total long-term assets	2,345	2,527

Total assets	$14,812	$19,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$804	$904
Accrued project costs & other	515	503
Payroll liabilities	799	631
Interest payable	20	23
Deferred rent	115	115
Deferred income	271	245

Convertible debt	2,211	2,211
Debt discount	(865)	(950)

Net convertible debt	1,346	1,261

Total current liabilities	3,870	3,682

Long-term liabilities:
Convertible debt	2,211	2,764
Debt discount	(476)	(651)

Net long-term convertible debt	1,735	2,113
Asset retirement obligation	2,217	2,217

Total liabilities	7,822	8,012

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 121,904,312	1,219	1,219
Additional paid-in capital	341,403	341,270
Accumulated deficit	(335,632)	(330,759)
Accumulated other comprehensive loss:
Unrealized loss on investment	—	(242)

Net stockholders’ equity	6,990	11,488

Total liabilities and stockholders’ equity	$14,812	$19,500

INSMED INCORPORATED

Consolidated Statements of Operations

(in thousands, except per share data—unaudited)

	Three Months Ended March 31,
	2008	2007
Sales, net	$—	$423
Royalties	25	35
License income	—	500
Other expanded access program income	2,292	702

Total revenues	2,317	1,660

Operating expenses:
Cost of goods sold	—	576
Research and development	5,241	6,105
Selling, general and administrative	1,482	5,382
Realized loss on investments	392	—

Total expenses	7,115	12,063

Operating loss	(4,798)	(10,403)

Interest income	279	301
Interest expense	(354)	(151)

Net loss	$(4,873)	$(10,253)

Basic and diluted net loss per share	$(0.04)	$(0.10)

Shares used in computing basic and diluted net loss per share	121,904	101,328

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands—unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net loss	$(4,873)	$(10,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	292	82
Stock based compensation expense	133	56
Stock options issued for services	—	8
Realized loss on investments	392	—
Changes in operating assets and liabilities:
Accounts receivable	(77)	130
Inventory	—	576
Other assets	134	52
Accounts payable	(100)	(2,936)
Accrued project costs	12	(547)
Payroll liabilities	168	812
Deferred income	26	—
Asset retirement obligation	—	147
Interest payable	(3)	—

Net cash used in operating activities	(3,896)	(11,873)

Investing activities
Decreases of short-term investments	5,601	12,044
Purchases of investments	—	(500)

Net cash provided by investing activities	5,601	11,544

Financing activities
Repayment of convertible notes	(553)	—
Cash restricted to restricted letters of credit	—	297

Net cash (used in) provided by financing activities	(553)	297

Increase (decrease) in cash and cash equivalents	1,152	(32)
Cash and cash equivalents at beginning of period	3,554	2,121

Cash and cash equivalents at end of period	$4,706	$2,089

Supplemental information
Cash paid for interest	$68	$71

The table below details the “Cash and cash equivalents” from the statement of cash flows to “Cash, cash equivalents and short-term investments” shown on the balance sheet.

March 31, 2008
Cash and Cash Equivalents	4,706
Short-Term Investments	7,324

Total Cash and Cash Equivalents and Short-Term Investments	12,030